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               ITEM 14.c(1) 10 LOAN AGREEMENT DATED APRIL 17, 1996
             BETWEEN THE REGISTRANT AND BANK OF AMERICA TEXAS, N.A.



[BANK OF AMERICA LETTERHEAD]
                                                         BUSINESS LOAN AGREEMENT
                                                     (RECEIVABLES AND INVENTORY)



This Agreement dated as of April 17, 1996, is between Bank of America Texas, N.A. (the "Bank") and ICO, INC. (the "Borrower").

1.     DEFINITIONS   In addition to the terms which are defined elsewhere in
this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1    "BORROWING BASE" means:

(a)    the sum of:
       (i)    80% of the balance due on Acceptable Receivables; and
       (ii) at the Borrower's election and subject to the terms of this Agreement, 25% of the value of Acceptable Inventory consisting of domestic finished goods and raw materials.

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

1.2 "ACCEPTABLE RECEIVABLE" means an account receivable which satisfies the following requirements:

(a) The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business.
(b) There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.
(c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims or offsets against the Borrower.
(d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.
(e) The Borrower has sent an invoice to the debtor in the amount of the account.
(f) The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.
(g)    The debtor upon the account is not any of the following:

       (i) an employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.
       (ii) the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation and the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation.
       (iii)  any state, county, city, town or municipality.
       (iv)   any person or entity located in a foreign country, excluding
              Canada.
 (h) The account is not in default. An account will be considered in default if any of the following occur:

       (i) The account is not paid within the 91 day period starting on its invoice date;
       (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or
       (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or





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              any other law or laws for the relief of debtors;
(i) The account is not the obligation of a debtor who is in default (as defined above) on 50% or more of the accounts upon which debtor is obligated.
(j) The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.
(k) The account does not arise from the sale of minerals (including oil and gas) at the wellhead or minehead;
(l)    The account is not evidenced by a promissory note or chattel paper.
(m)    The account is otherwise acceptable to the Bank.

1.3 "ACCEPTABLE INVENTORY" means finished goods and raw materials inventory that satisfies the following requirements:

(a) The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.
(b) The inventory is permanently located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank.
(c) The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving or which has been returned by the buyer, is not acceptable. Display items, work-in-process and packing and shipping materials are not acceptable.
(d)    The inventory is not placed on consignment.
(e)    The inventory is otherwise acceptable to the Bank.


2.     LINE OF CREDIT AMOUNT AND TERMS

2.1    LINE OF CREDIT AMOUNT.
(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the lesser of (a) Fifteen Million and No/100 Dollars ($15,000,000.00) or, (b) the amount of the Borrowing Base, provided, that the sum of (i) the principal amount outstanding under the line of credit, plus (ii) the aggregate face amount of all letters of credit outstanding hereunder, shall not at any time exceed the Borrowing Base.

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) Each advance must be for at least One Hundred Thousand and No/100 Dollars ($100,000.00), or for the amount of the remaining available line of credit, if less.

(d) The Borrower agrees (i) not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment, and (ii) not to permit the sum of
       (A) the principal amount outstanding under the line of credit, plus (B) the aggregate face amount of all letters of credit outstanding under the line of credit to exceed the Borrowing Base. If the Borrower exceeds either such limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and the manner as the Bank, in its discretion, may determine.

2.2    AVAILABILITY PERIOD.   The line of credit is available between the date
of this Agreement and April 17, 1998 (the "Expiration Date") unless the Borrower is in default.

2.3    INTEREST RATE.
(a) Unless the Borrower elects an Optional interest rate as described below, the interest rate applicable to the line of credit is the lesser of (a) the maximum lawful rate of interest permitted under applicable usury laws, now or





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       hereafter enacted (the "Maximum Rate"), or (b) the Reference Rate.


Notwithstanding the foregoing, if at any time the Reference Rate shall exceed the Maximum Rate and thereafter the Reference Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Reference Rate exceeded the Maximum Rate.

The Reference Rate is the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

2.4    REPAYMENT TERMS.
(a) The Borrower will pay interest on June 30, 1996, and on the last day of each September, December, March and June thereafter until payment in full of all principal outstanding under the line of credit.

(b) The Borrower will repay in full all principal and accrued but unpaid interest and other charges outstanding under the line of credit no later than April 17, 1998.

(c) The Borrower may prepay the line of credit in full or in part at any time without penalty except as described in Section 3 below.

2.5    LETTERS OF CREDIT.   This line of credit may be used for financing:

(a) commercial letters of credit with a maximum maturity not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(b) standby letters of credit with a maximum maturity not to extend beyond the Expiration Date.

(c) The amount of the letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Five Million and No/100 Dollars ($5,000,000.00).

The Borrower agrees:
(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under the line of credit. The amount will bear interest and be payable as described elsewhere in this Section 2.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit as a condition precedent to the issuance by the Bank of each letter of credit hereunder.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.


3.     OPTIONAL INTEREST RATES.   Instead of the interest rate based on the
Bank's Reference Rate, the Borrower





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may elect to have all or portions of the lines of credit (during the availability period and during the term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower; provided, however, that the Borrower shall not have the option or right to elect to have all or any portion of the lines of credit bear interest at the rate(s) described below when such rate(s) exceeds the Maximum Rate.
Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each quarter during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

3.1 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of the lines of credit bear interest at the LIBOR Rate plus one and one-quarter percent (1.25%) (the "Eurodollar Rate"):

Designation of a Eurodollar Rate portion is subject to the following requirements:

(a)    The interest period during which the Eurodollar Rate will be in effect
       will be 30, 60, 90 or 180 days.   The last day of the interest period
       will be determined by the Bank using the practices of the London inter-bank market.
(b) Each Eurodollar Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).
(c) The Borrower shall irrevocably request a Eurodollar Rate portion no later than 11:00 a.m. Houston time three (3) banking days before the commencement of the interest period.
(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                            LIBOR Rate =      London Rate
                                           ----------------------
                                           (1.00 - Reserve Percentage)


       Where,

       (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-branch market at approximately 11:00 a.m. London time two
              (2) Banking Days prior to the commencement of the interest period.
       (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board
              Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special and other reserve percentages.

(e) The Borrower may not elect a Eurodollar Rate with respect to any portion of the principal balance of the lines of credit which is scheduled to be repaid before the last day of the applicable interest period.
(f) Any portion of the principal balance of the lines of credit already bearing interest at the Eurodollar Rate will not be converted to a different rate during its interest period.
(g) Each prepayment of a Eurodollar Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid; and a prepayment fee equal to the amount (if any) by which:

       (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds
       (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(h) The Bank will have no obligation to accept an election for a Eurodollar Rate portion if dollar deposits in the principal amount, and for periods equal to the interest period, of a Eurodollar Rate portion are not available in the London inter-bank market.





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 (i)   If at any time during any applicable interest period the Eurodollar Rate shall exceed the Maximum Rate and thereafter the Eurodollar Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Eurodollar Rate exceeded the Maximum Rate.




4.     FEES AND EXPENSES

4.1 UNUSED COMMITMENT FEE. Subject to the provisions of Section 4.3 hereof, the Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.25% per year.

       This fee is due on June 30, 1996, and on the last day of each quarter until the expiration of the availability period.

4.2    EXPENSES.
(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument
       required by this Agreement.   Expenses include, but are not limited to,
       reasonable attorneys' fees.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4.3    NO EXCESS FEES.    Notwithstanding anything to the contrary in this
       Section 4, in no event shall any sum payable under this Section 4 (to the extent, if any, constituting interest under any applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under applicable usury laws.


5.     COLLATERAL

5.1    PERSONAL PROPERTY.   To the extent required by Section 7.2, the
Borrower's obligations to the Bank under this Agreement will be secured by "Personal Property Collateral" which shall mean all accounts receivable and inventory of the Borrower and its consolidated subsidiaries and affiliates. The Personal Property Collateral will be further defined in security agreement(s) to be executed by the Borrower.

In addition, all Personal Property Collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All Personal Property Collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.


6.     DISBURSEMENTS, PAYMENTS AND COSTS

6.1    REQUESTS FOR CREDIT.   Each request for an extension of credit will be
made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2    DISBURSEMENTS AND PAYMENTS.   Each disbursement by the Bank and each
payment by the Borrower will be:





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(a)    made at the Bank's branch (or other location) selected by the Bank from time to time;
(b) made in immediately available funds, or such other type of funds selected by the Bank;
(c) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas and California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.4    TAXES.   The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes or intangible taxes.

6.5    INTEREST CALCULATION.   Except as otherwise stated in this Agreement,
all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Notwithstanding the foregoing, interest at the Maximum Rate will always be computed on the basis of a 365-day year and the actual number of days elapsed.

6.6    DEFAULT RATE.   Upon the occurrence and during the continuation of any
default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at the lesser of (a) the Maximum Rate and (b) a rate per annum which is 4.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.


7.     CONDITIONS

7.1 CONDITIONS TO FIRST ADVANCE. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this agreement:

       (a)    AUTHORIZATIONS.   Evidence that the execution, delivery and
              performance by the Borrower and any guarantor or subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

       (b)    SECURITY AGREEMENTS.   If, pursuant to Section 7.2 hereof, the
              Borrower's obligations under this Agreement are to be secured, signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

       (c)    EVIDENCE OF PRIORITY.   If, pursuant to Section 7.2 hereof, the
              Borrower's obligations under this Agreement are to be secured, evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

       (d)    INSURANCE.   Evidence of insurance coverage, as required in the
              "Covenants" section of this Agreement.

       (e)    GUARANTIES.   Guaranties signed by ICO International, Inc., ICO
              Tubular Services, Inc., Permian Enterprises, Inc., FIS Acquisition Corp., Shearer Supply Ltd., The Innovation Company, S.A. de C.V., B&W Equipment Sales and Mfg., Inc., and RJD Acquisition Corp. on the Bank's standard form in an amount as may be acceptable, from time to time, to the Bank. The Borrower further covenants and agrees that, upon the acquisition or establishment of any Subsidiary (as hereinafter defined) after the





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              date hereof (except Wedco Technology, Inc. and its subsidiaries), it shall cause such Subsidiary to execute a guaranty, in form and content acceptable to the Bank, of the Borrower's obligations under this Agreement as a condition precedent to the Bank's making of any advance or issuance of any letter of credit hereunder. As used herein, the term "Subsidiary" shall mean any corporation fifty percent (50%) or more of the shares of which are owned, directly or indirectly, by the Borrower, or any other business entity fifty percent (50%) or more of the ownership interest of which is owned, directly or indirectly, by the Borrower.

       (f) LEGAL OPINION. A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.


       (g)    OTHER ITEMS.   Any other items that the Bank reasonably requires.

7.2 FURTHER CONDITIONS. If the Borrower elects to include a percentage of Acceptable Inventory in the Borrowing Base, then as conditions precedent thereto:

       (a) Borrower shall grant to the Bank, upon terms acceptable to Bank, a first priority security interest in the Borrower's Accounts Receivable and Inventory; and

       (b) The Bank shall conduct, at the Borrower's expense, an audit of Borrower's Accounts Receivable and Inventory, the result of which audit shall be acceptable to the Bank in its sole discretion.


8.     REPRESENTATIONS AND WARRANTIES   When the Borrower signs this Agreement,
and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

8.1    ORGANIZATION OF BORROWER.   The Borrower is a corporation duly formed
and existing under the laws of the state where organized.

8.2    AUTHORIZATION.   This Agreement, and any instrument or agreement
required hereunder, are within the Borrower's or Guarantor's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3    ENFORCEABLE AGREEMENT.   This Agreement is a legal, valid and binding
agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 GOOD STANDING. In Borrower's state of incorporation and in each state where it is required to do so to conduct its business as presently conducted, Borrower is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5    NO CONFLICTS.   This Agreement does not conflict with any law,
agreement, or obligation by which the Borrower is bound.

8.6    FINANCIAL INFORMATION.   All financial and other information that has
been or will be supplied to the Bank, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.
(b)    in form and content required by the Bank.
(c)    in compliance with all government regulations that apply.

8.7    LAWSUITS.   There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.





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8.8    COLLATERAL.   All collateral required in this Agreement is owned by the
grantor of the security interest free of any title defects or any liens or interests of others.

8.9    OTHER OBLIGATIONS.   To the best of Borrower's knowledge, the Borrower
is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.10   INCOME TAX RETURNS.   The Borrower has no knowledge of any pending
assessments or adjustments of its income tax for any year.

8.11   NO EVENT OF DEFAULT.   There is no event which is, or with notice or
lapse of time or both would be, a default under this Agreement.

8.12   MERCHANTABLE INVENTORY.   All inventory which is included in the
Borrowing Base is of good and merchantable quality and free from defects.

8.13   LOCATION OF BORROWER.   The Borrower's place of business (or, if the
Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.


9. COVENANTS The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital and general corporate purposes.

9.2    FINANCIAL INFORMATION.   To provide the following financial information
and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements, along with a compliance certificate certified by an officer of the Borrower. These financial statements must be audited (with an unqualified opinion) by Price Waterhouse LLP or other accounting firm acceptable to the Bank in its reasonable discretion. The statements shall be prepared on a consolidated and, with respect to Subsidiaries deemed by the Bank to be material, on a consolidating basis.

(b) Within 45 days of the period's end, with the exception of the last fiscal quarter of each year, the Borrower's quarterly financial statements, along with a compliance certificate certified by an officer of the Borrower. These financial statements may be Borrower prepared. These statements shall be prepared on a consolidated and, with respect to Subsidiaries deemed by the Bank to be material, on a consolidating basis.

(c) Copies of Borrower's Form 10-K Annual Report and 10-Q Quarterly Report within 15 days after the date of filing with the Securities and Exchange Commission.

(d) A borrowing certificate setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory as of the last day of each month within 30 days after month end.

(e) The covenants described in Paragraphs 9.3, 9.4 and 9.5 shall be calculated based on the Borrower's consolidated financial statements as submitted, including and excluding any amounts from Wedco Technology, Inc. (if acquired).

9.3    TANGIBLE NET WORTH.   To maintain on a consolidated basis tangible net
worth equal to at least Sixty Four Million and No/100 Dollars ($64,000,000.00), which amount shall be increased on the last day of each fiscal year of the Borrower, beginning September 30, 1997, by an amount equal to 25% of the positive net income for such fiscal year.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and





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development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

9.4    TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO.   To maintain on a
consolidated basis a ratio of Total Liabilities to Tangible Net Worth not exceeding 0.75:1.00.

"Total Liabilities" means the sum of current liabilities plus long term liabilities.

9.5    PROFITABILITY.   To maintain on a consolidated basis a positive net
income of at least $1,000,000 before taxes and extraordinary items, and a positive net income of $1,000,000 after taxes and extraordinary items (excluding non-cash non-recurring items, including the writedown of intangible assets), for each annual accounting period.

9.6    OTHER DEBTS.   That neither the Borrower nor any guarantor shall have
outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)    Acquiring goods, supplies, or merchandise on normal trade credit.
(b) Endorsing negotiable instruments received in the usual course of business.
(c)    Obtaining surety bonds in the usual course of business.
(d) Additional debts and capital lease obligations for business purposes which do not exceed a total principal amount of One Million and No/100 Dollars ($1,000,000.00) outstanding at any one time.
(e) Debts and capital lease obligations in existence on the date of this Agreement disclosed in writing to the Bank.

9.7    OTHER LIENS.   That neither the Borrower nor any guarantor shall create,
assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any guarantor now or later owns, except:

(a)    Deeds of trust and security agreements in favor of the Bank.
(b)    Liens for taxes not yet due.
(c) Additional liens which secure obligations in a total principal amount not exceeding One Million and No/100 Dollars ($1,000,000.00).
(d)    Liens in existence prior to the date of this Agreement.

9.8    NOTICES TO BANK.   To promptly notify the Bank in writing of:

(a) any lawsuit over Six Hundred Thousand and No/100 Dollars ($600,000.00) in excess of any insurance coverage against the Borrower (or any guarantor).
(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.
(c)    any failure to comply with this Agreement.
(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.
(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

9.9    BOOKS AND RECORDS.   To maintain adequate books and records.

9.10   AUDITS.   To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.11   COMPLIANCE WITH LAWS.   To comply with the laws, (including any
fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business, where a failure to comply would adversely affect the Borrower's ability to conduct its business as presently conducted or could subject the Borrower to criminal penalties or other material penalties.

9.12   PRESERVATION OF RIGHTS.   To maintain and preserve all rights,
privileges, and franchises the Borrower now have which are material to the conduct of the Borrower's business as presently conducted.

9.13   MAINTENANCE OF PROPERTIES.   To make any repairs, renewals, or
replacements to keep the Borrower's properties in good working condition.

9.14   PERFECTION OF LIENS.   To help the Bank perfect and protect its security
interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.15   COOPERATION.   To take any reasonable action requested by the Bank to
carry out the intent of this Agreement.


9.16   INSURANCE.
(a)    INSURANCE COVERING COLLATERAL.   To maintain adequate  property damage
       insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount reasonably acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. The Bank has reviewed Borrower's current insurance and considers such coverage adequate.
(b)    GENERAL BUSINESS INSURANCE.   To maintain insurance as is usual for the
       business it is in.
(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.17   ADDITIONAL NEGATIVE COVENANTS.   Not to, without the Bank's written
consent:
(a) engage in any business activities substantially different from the Borrower's or Wedco Technology, Inc.'s present business.
(b)    liquidate or dissolve the Borrower's business.
(c) enter into any consolidation, merger, pooling of interest, joint venture, syndicate, or other combination unless provided for elsewhere in this Section 9.17.
(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.
(e) acquire or purchase a business or its assets whether by acquisition or merger, unless (a) the entity being acquired is of a similar business,
       (b) the acquisition is not considered hostile, (c) no event of default exists prior to or results because of such acquisition, and (d) the acquisition does not entail cash consideration exceeding the greater of
       (i) 10% of Borrower's net worth, or (ii) Five Million and No/100 Dollars ($5,000,000.00). Nothing contained in this section 9.17, or in Sections
       9.6 and 9.7, prohibits Borrower from acquiring Wedco Technology, Inc. ("Wedco") as a wholly owned subsidiary or transferring cash to Wedco after such acquisition, provided that the Borrower does not (i) transfer cash in excess of $17,000,000.00 to consummate such acquisition, (ii) the transaction closes by July 31, 1996, and (iii) the Borrower is otherwise in compliance with this Agreement.
(f) sell or otherwise dispose of any assets for significantly less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets of material value.

Nothing contained in this Agreement shall prohibit the ownership of Borrower and/or Wedco from being transferred to a newly formed corporation that operates strictly as a holding company to own the capital stock of Borrower and/or Wedco.

10.    HAZARDOUS WASTE INDEMNIFICATION   The Borrower will indemnify and hold
harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

11.    DEFAULT   If any of the following events occur, the Bank may do one or more of the following: (i) declare the Borrower in default, (ii) stop making any additional credit available to the Borrower, (iii) exercise any and all rights and remedies as may be available to the Bank under the terms of any collateral documents, security instruments, debt instruments or any other document or instrument executed in connection herewith or in any way related hereto, (iv) exercise any and all rights and remedies as may be available to the Bank at law or in equity, and (v) declare the entire debt created and evidenced hereby to be immediately due and payable in full, whereupon the entire unpaid principal indebtedness evidenced hereby, and all accrued unpaid interest thereon, shall at once mature and become due and payable without presentment, demand, protest, grace or notice of any kind (including, without limitation, notice of intent to accelerate, notice of acceleration or notice of protest), all of which are hereby severally waived by the Borrower. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

11.1   FAILURE TO PAY.   The Borrower fails to make a payment under this
Agreement within 5 days after the date when due, and has failed to cure such non-payment within 5 business days after receipt of written notice from the Bank of such non-payment, provided however, the Bank will not be required to give such notice more than 2 times in any twelve month period.

11.2   NON-COMPLIANCE.   The Borrower or any guarantor fails to meet the
condition of, or fails to perform any obligation under the following agreements, and has failed to cure such failure(s) within 10 business days after receipt of written notice from the Bank of such failure.

(a)    this Agreement,
(b)    any other agreement made in connection with this loan, or
(c) any other agreement the Borrower or any guarantor has with the Bank or any affiliate of the Bank.

11.3   CROSS-DEFAULT.   Any default occurs under any agreement in connection
with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed which with the giving of notice or passage of time or both would permit the holder of such agreement to accelerate the indebtedness governed thereby, or demand payment from Borrower or such guarantor.

11.4   LIEN PRIORITY.   The Bank fails to have an enforceable first lien
(except for any prior liens to which the Bank has consented in writing) on or security interest in any personal property given as security for this loan, despite the Bank having filed a financing statement describing the collateral.

11.5   FALSE INFORMATION.   The Borrower has given the Bank false or misleading
information or representations of a material nature or Borrower's disclosure or failure to disclose is willful.

11.6   BANKRUPTCY.   The Borrower (or any guarantor) or any general partner of
the Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or any general partner of the Borrower, or the Borrower (or any guarantor) or any general partner of the Borrower makes a general assignment for the benefit of creditors.

11.7   RECEIVERS.   A receiver or similar official is appointed for the
Borrower's (or any guarantor's) business, or the business is terminated.

11.8   JUDGMENTS.   Any  final non-appealable judgments or arbitration awards
are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate net amount of One Million and No/100 Dollars ($1,000,000.00) or more in excess of any insurance coverage.

11.9   GOVERNMENT ACTION.   Any government authority take action that the Bank
reasonably believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

11.10  DEFAULT UNDER GUARANTY OR SUBORDINATION AGREEMENT.   Any guaranty,
subordination agreement, security agreement, deed of trust, or other document required by this Agreement is revoked in whole or in part, violated or no longer in effect, except as a result of any act or omission by the Bank.

11.11  MATERIAL ADVERSE CHANGE.   A material adverse change occurs in the
Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

11.12  OTHER BREACH UNDER AGREEMENT.   The Borrower fails to meet the
conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.


12.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1   GAAP.   Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the Borrower's financial statements dated September 30, 1995.

12.2   TEXAS LAW.   This Agreement is governed by Texas law.

12.3   SUCCESSORS AND ASSIGNS.   This Agreement is binding on the Borrower's
and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.


12.4   ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

       (i) This Agreement (including any renewals, extensions or modifications of this Agreement);
       (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;
       (iii)  Any violation of this Agreement; or
       (iv) Any claims for damages resulting from any business conducted between the Borrower and the bank, including claims for injury to persons, property or business interests (torts).
(b) At the request of the Borrower or the bank, an such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. THE UNITED STATES ARBITRATION ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY TEXAS LAW.
(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.
(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statutes of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.
(e) If there is a dispute as to whether an issue is arbitratable, the arbitrators will have the authority to resolve any such dispute.
(f) The decision that results from an arbitration proceeding may be submitted to an authorized court of law to be confirmed and enforced.
(g)    This provision does not limit the right of the Borrower or the Bank to:

       (i)    exercise self-help remedies such as setoff;
       (ii) foreclose against or sell any real or personal property collateral; or
       (iii) act in a court of law before, during or after the arbitration proceeding to obtain:

              (A)    an interim remedy; and/or

              (B)    additional or supplementary remedies.
(h) The pursuit of a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration of the other party contests the lawsuit.

12.5   SEVERABILITY; WAIVERS.   If any part of this Agreement is not
enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6   COSTS.   If the Bank incurs any reasonable expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

12.7   ATTORNEYS' FEES.   In the event of a lawsuit or arbitration proceeding,
the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

12.8   NOTICES.   All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

12.9   HEADINGS.   Article and paragraph headings are for reference only and
shall not affect the interpretation or meaning of any provisions of this Agreement.

12.10  COUNTERPARTS.   This Agreement may be executed in as many counterparts
as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

12.11 USURY LAWS. It is the intention of the parties to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement or in any of the documents evidencing or securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such instruments or documents require or permit the payment, contracting for, charging, taking, reserving or receiving any sums constituting interest, as defined under applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, paid, charged, taken, reserved or received under this Agreement or under any of the documents evidencing or securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event (i) the provisions of this Section shall govern and control; (ii) any such excess shall be canceled automatically to the extent of such excess, and shall not be collected or collectible; (iii) any such excess which is or has been received shall be credited against the unpaid principal balance hereof or refunded to the Borrower, at the Bank's option; and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest calculated for, paid, charged, taken, reserved or received under this Agreement or under such other documents or instruments that are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contractor for, paid, charged, taken, reserved or received from the Borrower or otherwise by the holder or holders thereof. The terms of this section shall be deemed to be incorporated in every loan document, security instrument, debt instrument, and communication relating to this Agreement and the law evidenced hereby. The term "applicable usury laws" shall mean such law of the State of Texas or the laws of the United States; whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest. then the applicable usury laws shall be the laws allowing the higher rate to be effective as of the effective date of such laws. To the extent that TEX. REV. STAT. ANN. art 5069-1.04, as amended (the "Act"), is relevant to the Bank for the purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the "indicate rate ceiling" from time to time in effect, as referred to and defined in article 1.04(a)(1) of the Act; subject, however, to any right the Bank may have subsequently under applicable law, to change the method of determining the Maximum Rate.

12.12  NO ORAL AGREEMENTS.   This Agreement and any related security or other
agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

THIS WRITTEN AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.


THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.



This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA TEXAS, N.A.


By:     /s/ Victor N. Tekell
   ------------------------------
       Victor N. Tekell
       Vice President


Address where notices to the Bank
are to be sent:

Bank of America Texas, N.A.
Attn: Commercial Loan Services
333 Clay Street, Ste. 3600
Houston, Texas 77002


ICO, INC.


By:    /s/ Jon C. Biro
   ------------------------
       Jon C. Biro
       Treasurer

Address where notices to the Borrower
are to be sent:

100 Glenbourough Drive, Suite 250
Houston, Texas  77067